EXHIBIT 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

Jeffrey L. Harmening and Joyce A. Mullen Join The Toro Company Board of Directors

BLOOMINGTON, Minn. (March 20, 2019) – On March 19, 2019, The Toro Company (NYSE: TTC) held its annual meeting of shareholders at which two long-standing directors, Robert C. Buhrmaster and Christopher A. Twomey, retired from Toro’s Board of Directors and two new directors, Jeffrey L Harmening and Joyce A. Mullen, were elected to the Board of Directors by Toro’s shareholders.  As a result of these transitions, Toro’s Board of Directors remains at 11 members.

Mr. Harmening, 52, currently serves as the chairman and chief executive officer of General Mills, Inc., a global manufacturer, marketer and supplier of food products based in Minneapolis, Minnesota.  He has been chairman since January 2018 and chief executive officer since June 2017. Previously, he served as General Mills’ president and chief operating officer from July 2016 to May 2017 and executive vice president, chief operating officer, US retail from May 2014 to June 2016.  In addition, Mr. Harmening has served in a variety of senior leadership roles at General Mills across several business categories and has extensive experience with distribution channels, supply chain operations, developing customer-valued products, acquisitions and international operations.

Ms. Mullen, 56, currently serves as president, global channel, OEM and IoT of Dell Technologies, a technology solutions company based in Round Rock, Texas.  She has been president, global channel, OEM and IoT since November 2017.  Previously, she served as Dell Technologies’ senior vice president and general manager, global OEM and IoT solutions from February 2015 to November 2017 and vice president and general manager, global OEM solutions from February 2012 to February 2015.  Ms. Mullen has served in a variety of senior leadership roles at Dell Technologies including with sales operations, global strategy and planning and global alliances and services solutions and has significant experience with technology, smart-connected product, manufacturing and international operations.  Prior to her service at Dell Technologies, Ms. Mullen spent ten years in various leadership positions at Cummins Engine Company, including with distribution, manufacturing and international business development.

“At our annual meeting of shareholders held yesterday, we were pleased to welcome two highly accomplished individuals, Jeff Harmening and Joyce Mullen, to our Board of Directors,” said Richard M. Olson, Toro’s chairman, president and chief executive officer.  “Jeff and Joyce have demonstrated significant leadership at their respective companies and we are excited about the experience and perspectives they each bring to Toro and we look forward to working with them.  Furthermore, we are deeply grateful to Bob Buhrmaster and Chris Twomey for their invaluable contributions to our Board.  We thank them for their many years of dedicated and thoughtful service to Toro and we wish them all the best.”

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf maintenance, snow and ice management, landscape, rental and specialty construction equipment, and irrigation and outdoor lighting solutions. With sales of $2.6 billion in fiscal 2018, Toro’s global presence extends to more than 125 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

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